UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2018

SYNERGY PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 2012

New York, New York 10170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 297-0020

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on December 12, 2018, Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”) and its wholly-owned subsidiary, Synergy Advanced Pharmaceuticals, Inc., a Delaware corporation (“Synergy Advanced” and together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Filings”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”).

On December 26, 2018, the Company received a written notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days. The Notice has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on the Nasdaq Global Select Market under the symbol “SGYP” at this time.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until June 24, 2019, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period.

In the event the Company does not regain compliance by June 24, 2019, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Global Select Market, and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal the determination to a Nasdaq Listing Qualifications Panel (the “Panel”) and request a hearing.

Previously, on December 12, 2018, the Company received a Staff Delisting Determination letter from the Listing Qualifications Staff of Nasdaq indicating that, in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 (the “Listing Rules”), the Staff has determined that the Company’s securities will be delisted from Nasdaq unless the Company requests an appeal of such determination.  The Listing Rules allow Nasdaq to use its discretionary authority to suspend or terminate the listing of a Company based on any event, condition or circumstance that exists or occurs that makes continued listing of the securities on Nasdaq unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for continued listing on Nasdaq, including when a Company has filed for protection under any provision of the federal bankruptcy laws.  The Company timely requested a hearing before the Panel on December 19, 2018.  The Company is scheduled to attend the hearing on January 24, 2019.  The Company is considering all of its options to regain compliance; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance with the continued listing criteria within the period of time that the Panel may grant the Company to do so. If the Company’s common stock is delisted from Nasdaq, it may trade in the U.S. on the over-the-counter market, which is a less liquid market. In such case, the Company’s shareholders’ ability to trade, or obtain quotations of the market value of, the Company’s common stock would be severely limited because of lower trading volumes and transaction delays.

Cautionary Statements

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Filings is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Filings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation will likely result in holders of the Company’s capital stock receiving no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Information about the Chapter 11 process, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, Prime Clerk, at

https://cases.primeclerk.com/Synergy or 855-388-4579. Information contained on, or that can be accessed through, such web site or the Court’s web site is not part of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY PHARMACEUTICALS INC.

Dated: January 2, 2019	By:	/s/ Troy Hamilton
Troy Hamilton
Chief Executive Officer